Exhibit 10.2

DRIVETIME EXECUTIVE

LONG TERM INCENTIVE PLAN

(January 1, 2009)

INTRODUCTION

DriveTime Automotive Group, Inc. (the “Company”) adopted the DriveTime Executive Long Term Incentive Plan (the “Plan”) in 2003. The purpose of the Plan is to: (1) encourage continued improvement in the Company’s performance; (2) attract and retain high quality Executives; (3) motivate successful execution of business strategies; and (4) provide for Executive participation in the Company’s financial success. The Plan is effective as of January 1, 2004.

ELIGIBILITY

From 2003 to 2009, eligible executives have been the Chief Executive Officer, the EVP/Chief Financial Officer, the now Chief Credit Officer and the General Counsel, and for 2007, 2008 and 2009 it includes the President of DT Acceptance Corporation.

CALCULATION OF BONUS

The amount of an Executive’s bonus under the Plan has been since inception and is currently 100% of the Executive’s annual BLM Bonus, however calculated (or any successor program replacing the BLM Bonus).

TIMING OF PAYMENT

Except as provided below, bonuses earned during a particular year will be paid in the January three years after the end of the original bonus year (“Payment Date”). For example, the Payment Date for the 2005 bonus under this Plan is January, 2009. The Company will pay simple interest at the prime rate on the amount of the bonus to which each Executive is entitled under the Plan during the Vesting Period. For purposes of this Plan, the “Vesting Period” begins on January 1st of the year after the bonus year and ends on December 31 before the January in which the bonus is paid. So, for example, the vesting period for the 2005 bonus begins on January 1, 2006 and ends on December 31, 2008. The 2005 bonus is paid in January 2009.

Notwithstanding the above, an Executive or his beneficiary will be entitled to receive an earlier payment of any bonus earned under the Plan, plus interest, during the 30-day period beginning on the date on which any of the following events occurs:

•	The Executive’s death prior to the Payment Date while employed by the Company.

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The Executive’s becoming Disabled before the Payment Date while employed by the Company. For purposes of this Plan, the term “Disabled” means the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

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The closing of a transaction that results in a Change of Control. For purposes of this Plan, the term “Change in Control” means and includes each of the following (which apply to both DriveTime Automotive Group, Inc. and/or DT Acceptance Corporation, individually or collectively, referred to in this definition as the “Company”):

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any consolidation or merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which the Company’s stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s stock as of the effective date of this Agreement hold a majority ownership of direct or beneficial interest of common stock or interests of the surviving entity immediately after the merger;

•	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company;

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any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than any individual who owns Company stock as of the effective date of this Plan, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the Company’s outstanding stock; or

•

during any two-year period, individuals who at the beginning of the period do not constitute a majority of the Board of Directors of the Company at the end of such period, unless the election or the nomination for election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

RIGHT TO PAYMENT OF BONUS

Subject to the terms of the following paragraph (Forfeiture of Bonus), if an Executive becomes entitled to a bonus under the Plan, the Executive’s right to payment of a bonus under the Plan shall not be affected by the Executive’s performance during any year after that year.

FORFEITURE OF BONUS

Any Executive who terminates employment on or before the Payment Date, for any reason other than death or Disability (e.g., voluntary separation, termination for performance or misconduct) will not be eligible to receive any portion of the bonus under this Plan.

ETHICS

The purpose of the Plan is to fairly reward performance achievement. Any Executive who manipulates, or attempts to manipulate, the Plan for personal gain at the expense of the Company’s customers, other employees or Company objectives will be subject to appropriate disciplinary action.

ACTION BY COMPANY

Any action to be taken by the Company under the terms of the Plan generally will be taken by the Chief Executive Officer. Any action with respect to the Chief Executive Officer’s participation in the Plan will be taken by the Chairman.

PLAN CONSTRUCTION AND INTERPRETATION

The Chief Executive Officer or the Chairman, as the case may be, has the power and discretion to perform the duties assigned to the Company under the Plan and any other duties required for proper administration of the Plan. Without limiting the generality of the foregoing, the Chief Executive Officer or the Chairman has the power and discretion to construe and interpret the Plan and to decide all questions and disputes arising under the Plan.

SECTION 409A COMPLIANCE

The Company has concluded that Bonus payments to which Executives may be entitled pursuant to this Plan are subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). Accordingly:

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The Company intends that the Bonus payments to be paid to Executives pursuant to this Plan will comply with the “short-term deferral” exception to the requirements of Section 409A of the Code, as described in Treas. Reg. §§ 1.409A-1(b)(4).

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Prior to making any Bonus payments pursuant to this Plan, the Company will determine, on the basis of any regulations, rulings or other available guidance and the advice of counsel, whether the short-term deferral exception or any other exception to the requirements of Section 409A is available.

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If the Company fails to make any Bonus payment either intentionally or unintentionally, within the time period specified in the Plan, but the payment is made within the same calendar year, such bonus payment will be treated as made within the time period specified in the Plan pursuant to Treas. Reg. § 1.409A 3(d). In addition, if a Bonus payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with Treas. Reg. § 1.409A 3(g).

•	Payment of any Bonus under this Plan may be delayed only in accordance with the regulations issued pursuant to Section 409A of the Code.

•	An Executive does not have any right to make any election regarding the time or the form of any Bonus payment to which the Executive may be entitled pursuant to the terms of the Plan.

•	This Plan shall be administered in compliance with Section 409A of the Code and shall be interpreted, to the extent possible, to comply with Section 409A of the Code.

AMENDMENT

The Company shall have the right at any time to adjust, amend or suspend this Plan, in whole or in part, prospectively or retroactively, including but not limited to the right to terminate the Plan and any further obligations to make payments under the Plan. Provided, however, that this right to terminate the Plan is not intended to be used as a means to avoid payment of the bonus under this Plan for any of the reasons bullet pointed in the second paragraph under “Timing of Payment” above. Nevertheless, the Plan shall not be adjusted, amended or suspended in a way that results in a violation of Section 409A of the Code or any other provision of applicable law. Any such adjustment, amendment or suspension shall be null and void.